                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
             Or Suspension of Duty to File Reports Under Sections 13
                and 15(d) of the Securities Exchange Act of 1934


                         Commission File Number: 0-30568
                                                 -------

                           Vital Living Products, Inc.
 -------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                    5001 Smith Farm Road, Matthews, NC, 28104
                                 (704) 821-3200
 -------------------------------------------------------------------------------
                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                          Common Stock, $0.01 par value
 -------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

                                      None
 -------------------------------------------------------------------------------
                 (Titles of all other classes of securities for
                   which a duty to file reports under Section
                             13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g-4(a)(1)(i)      [X]           Rule 12h-3(b)(1)(ii)     [ ]
      Rule 12g-4(a)(1)(ii)     [X]           Rule 12h-3(b)(2)(i)      [ ]
      Rule 12g-4(a)(2)(i)      [ ]           Rule 12h-3(b)(2)(ii)     [ ]
      Rule 12g-4(a)(2)(ii)     [ ]           Rule 15d-6               [X]
      Rule 12h-3(b)(1)(i)      [ ]

Approximate number of holders of record as of the certification or notice date:
192.

         Pursuant to the requirements of the Securities Exchange Act of 1934, Vital Living Products, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                                 VITAL LIVING PRODUCTS, INC.


Dated:  May 9, 2002                              By:/s/ Larry C. Pratt
                                                    ----------------------------
                                                        Larry C. Pratt
                                                        Vice President